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NEWS RELEASE
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FOR ADDITIONAL INFORMATION:              WORLDWIDE LEADER IN BEARINGS AND STEEL
Kari L. Groh
Manager - Corporate and Marketing Communications
(330) 471-4324


                           THE TIMKEN COMPANY DECLARES
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                   300TH CONSECUTIVE DIVIDEND AND SPLITS STOCK
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     CANTON, OH - April 15, 1997 - The Timken Company today declared its 300th consecutive quarterly dividend and announced a two-for-one split of its common stock, to be effected in the form of a stock dividend.

     "This action by our board of directors results from our commitment to increase return to shareholders through profitable sales growth and productivity increases," said W.R. Timken, Jr., chairman - board of directors. "The stock split is possible because of the rise in our share price and is for investors who have bought and held our stock."

     The two-for-one stock split will take effect on or about May 30, 1997, for shareholders of record on May 16. In effect, shareholders will receive a stock dividend of one share for every share held on May 16. The stock distribution represents a tax-free dividend to shareholders.

     The company's 300th consecutive cash dividend to be paid on common stock of the company will be thirty-three cents per share. The dividend, payable on June 2, 1997, to shareholders of record at the close of business on May 16, 1997, will be paid on shares prior to the stock split.

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THE TIMKEN COMPANY

Mail Code:  GNW-37
1835 Dueber Avenue, S.W.                  Telephone: (330) 471-4324
P.O. Box 6932                             Facsimile: (330) 471-7032
Canton, OH 44706-0932 U.S.A.              Internet:  groh@timken.com

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     As a result of another board action, the company also announced that it has amended and extended its 1996 common stock purchase plan. As of April 15, when the company's first quarter 1997 financial results were announced, approximately 31 million shares were outstanding. The purchase plan was initially adopted on June 14, 1996, and authorized the company, from that date through December 31, 1998, to buy back in the open market at prevailing market prices up to two million shares of common stock, which were to be held as treasury shares and were to be available for general corporate purposes. Under the amended plan, the company may continue to purchase shares for an additional 12 months following the original expiration date, but may not purchase more than the two million shares initially authorized.

     Shares already acquired under the purchase plan, and those acquired in the future, will be held in the company's treasury. They will be used to satisfy the company's dividend reinvestment plan requirements, to provide shares under non-qualified stock-incentive plans for associates and directors of The Timken Company and its subsidiaries, and to fund qualified benefit plans that the company and its subsidiaries maintain for associates.

     The Timken Company (NYSE: TKR) is a leading international manufacturer of highly engineered bearings and alloy steels. The company employs some 19,000 associates worldwide and reported 1996 sales of about $2.4 billion.

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THE TIMKEN COMPANY